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                                                                   EXHIBIT 15.1


Shareholders and Board of Directors
F.N.B. Corporation

We are aware of the incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-111833) of F.N.B. Corporation for the registration of 2,000,000 shares of its common stock of our reports dated April 17, August 7, and October 15, 2003 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation that are included in its Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2003.

/s/ Ernst & Young LLP

Birmingham, Alabama
February 6, 2004